Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

September 20, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Allies Limited
Omaha, Nebraska

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1A, Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Allies Limited of our reports dated August 10, 2010 and March 2, 2010, relating to the financial statements of Allies Limited, a Nevada Corporation, as of and for the periods ending February 28, 2010 and November 30, 2009, including the period from July 23, 2009 (inception) to February 28, 2010 and November 30, 2009, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan